Exhibit (c)(11) --CONFIDENTIAL --Board of Directors Supplemental Materials Project Venus May 24, 2017

--CONFIDENTIAL --Disclaimer (Centerview Partners) This presentation has been prepared by Centerview Partners LLC (“Centerview”) for use solely by the Special Committee of the Board of Directors of HSN, Inc. (“Hero” or the “Company”) in connection with its evaluation of a proposed transaction involving the Company and for no other purpose. The information contained herein is based upon information supplied by Hero and publicly available information, and portions of the information contained herein may be based upon statements, estimates and forecasts provided by the Company. Centerview has relied upon the accuracy and completeness of the foregoing information, and have not assumed any responsibility for any independent verification of such information or for any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or any other entity, or concerning the solvency or fair value of the Company or any other entity. With respect to financial forecasts, including with respect to estimates of potential synergies, Centerview has assumed that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to its financial performances, and at your direction Centerview has relied upon such forecasts, as provided by the Company’s management, with respect to the Company, including as to expected synergies. Centerview assumes no responsibility for and expresses no view as to such forecasts or the assumptions on which they are based. The information set forth herein is based upon economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, unless indicated otherwise and Centerview assumes no obligation to update or otherwise revise these materials. The financial analysis in this presentation is complex and is not necessarily susceptible to a partial analysis or summary description. In performing this financial analysis, Centerview has considered the results of its analysis as a whole and did not necessarily attribute a particular weight to any particular portion of the analysis considered. Furthermore, selecting any portion of Centerview’s analysis, without considering the analysis as a whole, would create an incomplete view of the process underlying its financial analysis. Centerview may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analysis described above should not be taken to be Centerview’s view of the actual value of the Company. These materials and the information contained herein are confidential, were not prepared with a view toward public disclosure, and may not be disclosed publicly or made available to third parties without the prior written consent of Centerview. These materials and any other advice, written or oral, rendered by Centerview are intended solely for the benefit and use of the Special Committee of the Board of Directors of the Company (in its capacity as such) in its consideration of the proposed transaction, and are not for the benefit of, and do not convey any rights or remedies for any holder of securities of the Company or any other person. Centerview will not be responsible for and has not provided any tax, accounting, actuarial, legal or other specialist advice. These materials are not intended to provide the sole basis for evaluating the proposed transaction, and this presentation does not represent a fairness opinion, recommendation, valuation or opinion of any kind, and is necessarily incomplete and should be viewed solely in conjunction with the oral presentation provided by Centerview. 1

--CONFIDENTIAL --Disclaimer (Goldman Sachs) These materials have been prepared and are provided by Goldman Sachs on a confidential basis solely for the information and assistance of the Special Committee of the Board of Directors (the "Special Committee") of Hero (the "Company") in connection with its consideration of the matters referred to herein. These materials and Goldman Sachs’ presentation relating to these materials (the “Confidential Information”) may not be disclosed to any third party or circulated or referred to publicly or used for or relied upon for any other purpose without the prior written consent of Goldman Sachs. The Confidential Information was not prepared with a view to public disclosure or to conform to any disclosure standards under any state, federal or international securities laws or other laws, rules or regulations, and Goldman Sachs does not take any responsibility for the use of the Confidential Information by persons other than those set forth above. Notwithstanding anything in this Confidential Information to the contrary, the Company may disclose to any person the US federal income and state income tax treatment and tax structure of any transaction described herein and all materials of any kind (including tax opinions and other tax analyses) that are provided to the Company relating to such tax treatment and tax structure, without Goldman Sachs imposing any limitation of any kind. The Confidential Information has been prepared by the Investment Banking Division of Goldman Sachs and is not a product of its research department. Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, any other party to any transaction and any of their respective affiliates or any currency or commodity that may be involved in any transaction. Goldman Sachs’ investment banking division maintains regular, ordinary course client service dialogues with clients and potential clients to review events, opportunities, and conditions in particular sectors and industries and, in that connection, Goldman Sachs may make reference to the Company, but Goldman Sachs will not disclose any confidential information received from the Company. The Confidential Information has been prepared based on historical financial information, forecasts and other information obtained by Goldman Sachs from publicly available sources, the management of the Company or other sources (approved for our use by the Company in the case of information from management and non-public information). In preparing the Confidential Information, Goldman Sachs has relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by us, and Goldman Sachs does not assume any liability for any such information. Goldman Sachs does not provide accounting, tax, legal or regulatory advice. Goldman Sachs has not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of the Company or any other party to any transaction or any of their respective affiliates and has no obligation to evaluate the solvency of the Company or any other party to any transaction under any state or federal laws relating to bankruptcy, insolvency or similar matters. The analyses contained in the Confidential Information do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold or purchased. Goldman Sachs’ role in any due diligence review is limited solely to performing such a review as it shall deem necessary to support its own advice and analysis and shall not be on behalf of the Company. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses, and Goldman Sachs does not assume responsibility if future results are materially different from those forecast. The Confidential Information does not address the underlying business decision of the Company to engage in any transaction, or the relative merits of any transaction or strategic alternative referred to herein as compared to any other transaction or alternative that may be available to the Company. The Confidential Information is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date of such Confidential Information and Goldman Sachs assumes no responsibility for updating or revising the Confidential Information based on circumstances, developments or events occurring after such date. The Confidential Information does not constitute any opinion, nor does the Confidential Information constitute a recommendation to the Special Committee, any security holder of the Company or any other person as to how to vote or act with respect to any transaction or any other matter. The Confidential Information, including this disclaimer, is subject to, and governed by, any written agreement between the Company, the Board and/or any committee thereof, on the one hand, and Goldman Sachs, on the other hand. 2

-- CONFIDENTIAL --

Hero Plan Summary

Plan implies 8.1% Adjusted EBITDA CAGR and 8.7% EPS CAGR from 2016A-2021E

	Historical			Projections					'14-'16A	'16A-'21E
	2014A	2015A	2016A	2017P	2018E	2019E	2020E	2021E	CAGR	CAGR
HSN Revenue	$2,476	$2,542	$2,475	$2,549	$2,626	$2,704	$2,785	$2,869	*(0.0%)*	*3.0%*
Cornerstone Revenue	1,114	1,151	1,095	1,089	1,162	1,243	1,316	1,390	*(0.9%)*	*4.9%*
(Less): Eliminations	(2)	(2)	(2)	(1)	(1)	(1)	(1)	(1)		
Total Revenue	**$3,588**	**$3,691**	**$3,567**	**$3,636**	**$3,786**	**$3,946**	**$4,100**	**$4,257**	*(0.3%)*	*3.6%*
YoY Growth		*2.9%*	*(3.3%)*	*1.9%*	*4.1%*	*4.2%*	*3.9%*	*3.8%*		
Gross Profit	**$1,273**	**$1,315**	**$1,217**	**$1,249**	**$1,316**	**$1,383**	**$1,447**	**$1,513**	*(2.2%)*	*4.5%*
% Margin	*35.5%*	*35.6%*	*34.1%*	*34.3%*	*34.8%*	*35.0%*	*35.3%*	*35.5%*		
(Less): Operating Expenses	($931)	($957)	($918)	($945)	($970)	($1,006)	($1,039)	($1,072)		
% of Revenue	*25.9%*	*25.9%*	*25.7%*	*26.0%*	*25.6%*	*25.5%*	*25.3%*	*25.2%*		
Adjusted EBITDA[(1)]	**$342**	**$357**	**$299**	**$304**	**$346**	**$377**	**$408**	**$441**	*(6.5%)*	*8.1%*
% Margin	*9.5%*	*9.7%*	*8.4%*	*8.4%*	*9.1%*	*9.5%*	*9.9%*	*10.4%*		
(Less): D&A / FA Sale	(44)	(44)	(43)	(47)	(49)	(52)	(56)	(59)		
(Less): SBC	(16)	(18)	(19)	(21)	(22)	(22)	(23)	(24)		
(Less): Adjustments	2	(11)	(31)	–	–	–	–	–		
Reported EBIT	**$285**	**$284**	**$206**	**$235**	**$275**	**$302**	**$329**	**$358**	*(15.0%)*	*11.7%*
(Less): Net Interest	(7)	(15)	(16)	(15)	(17)	(17)	(18)	(18)		
Pre-Tax Income	$278	$269	$190	$220	$258	$285	$312	$340		
(Less): Taxes	(105)	(100)	(71)	(83)	(97)	(107)	(117)	(128)		
Net Income	$173	$169	$119	$138	$161	$178	$195	$213		
Plus: Adjustments	0	6	20	–	–	–	–	–		
Adjusted Net Income	**$173**	**$176**	**$138**	**$138**	**$161**	**$178**	**$195**	**$213**	*(10.6%)*	*9.0%*
Adjusted EPS	**$3.23**	**$3.28**	**$2.62**	**$2.57**	**$3.01**	**$3.33**	**$3.64**	**$3.97**	*(9.9%)*	*8.7%*
YoY Growth		*1.7%*	*(20.3%)*	*(1.7%)*	*17.2%*	*10.3%*	*9.4%*	*9.1%*		
Memo:										
Diluted Shares	53.6	53.5	52.9	53.6	53.6	53.6	53.6	53.6		
Tax Rate	37.7%	37.1%	37.4%	37.5%	37.5%	37.5%	37.5%	37.5%		
Comparable EBITDA[(2)]	$327	$339	$280	$283	$324	$354	$385	$417	(7.4%)	8.3%

Source: Hero Management.
(1) Adjusted EBITDA is before deduction of stock based compensation expense.
(2) Comparable EBITDA is after deduction of stock-based compensation expense.

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Goldman Sachs
CENTERVIEW PARTNERS

-- CONFIDENTIAL --

Plan Assumptions: Revenue and Cost Initiatives

Management has outlined key near-term initiatives that are expected to drive revenue growth and margin expansion with minimal incremental investment

	Overview	2017 Risk-Adj. Revenue ($mm)	Investment Required?
TV Distribution	■ Deploying shop by remote feature on Comcast, Time Warner Cable, DirecTV ■ Upgrading DirecTV to high definition ■ Increasing Video on Demand presence	**$35.9**	*Minimal investment; capabilities already in place*
Merchandising Effectiveness / Pricing	■ Drive up average price point by +$1.00 ■ Improve inventory management and merchandising ■ Engaged First Insight to help improve product selection ■ Improving margins through better product sourcing	**$38.9**	*Investment planned in improved inventory and product information systems; capital beyond 2017 not yet committed*
Digital Site Optimization	■ Enhanced search capabilities on digital site to improve number of searches that lead to a sale ■ Improved digital site loading times ■ Improved analytics to help tailor offerings	**$34.2**	*Small amount of investment required to improve site search capabilities*
Other Revenue Initiatives	■ Improving distributed commerce capabilities ■ Mobile enhancements including app only features, personalization / concierge, TV companion ■ Enhancing mobile video capabilities	**$12.3**	*Minimal investment required*
Cost Initiatives	■ Rate improvements from — Reductions in clearance sales — Improved product selection and sourcing ■ Recognizing benefits of Piney Flats automation	**35 bps gross margin improvement**	*Minimal investment required*

Source: Hero Management.

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Goldman Sachs | CENTERVIEW PARTNERS

--CONFIDENTIAL --Illustrative Public Market Present Value of Future Share Price Analysis Based on Hero Plan Based on 1 Year Forward EV/EBITDA Multiples | Goldman Sachs Perspective Present Value of Future Stock Price + Dividends at 10.0% Cost of Equity Future Value of Share Price $ 67.25 $ 60.75 $ 54.95 $ 60.81 $ 51.80 $ 50.48 $ 49.45 $ 49.12 $ 54.71 $ 47.41 $ 52.43 $ 49.30 $ 47.30 $ 45.84 $ 46.86 $ 44.19 $ 44.33 $ 42.51 $ 41.95 $ 41.44 $ 39.80 $ 34.70 $ 34.70 $ 37.35 $ 38.12 $ 36.14 Current 1/1/2018 1/1/2019 1/1/2020 1/1/2021 Current 1/1/2018 1/1/2019 1/1/2020 1/1/2021 7.5x Forward EV/EBITDA 8.6x Forward EV/EBITDA 9.5x Forward EV/EBITDA Balance Sheet at Current EV/EBITDA Jan-2018E Jan-2019E Jan-2020E Jan-2021E 1-Yr Forward EBITDA $ 324 $ 354 $ 385 $ 417 Net Debt $ 431 $ 418 $ 390 $ 342 Diluted Shares Outstanding (mm) 53.6 53.6 53.6 53.6 $ 1.40 $ 1.40 $ 1.40 $ 1.40 Dividends Per Share 5 Source: Hero Management. Note:Present Value of Future Stock Price includes dividends discounted based on mid-year convention. Future share prices and dividends discounted to March 31, 2017.

-- CONFIDENTIAL --

Illustrative Hero Discounted Cash Flow Analysis

Projected Unlevered Free Cash Flow & Terminal Value
Goldman Sachs Perspective

($ in millions, except for per share data)

	Historical			Management Projections					Terminal Year
	2014A	2015A	2016A	2017E	2018E	2019E	2020E	2021E	
Revenue	$ 3,588	$ 3,691	$ 3,567	$ 3,636	$ 3,786	$ 3,946	$ 4,100	$ 4,257	$ 4,343
% Growth	-	*2.9 %*	*(3.3)%*	*1.9 %*	*4.1 %*	*4.2 %*	*3.9 %*	*3.8 %*	*2.0 %*
Adj. EBITDA (pre-SBC)	**$ 347**	**$ 357**	**$ 299**	**$ 304**	**$ 346**	**$ 377**	**$ 408**	**$ 441**	**$ 449**
% Margin	*9.7 %*	*9.7 %*	*8.4 %*	*8.4 %*	*9.1 %*	*9.5 %*	*9.9 %*	*10.4 %*	*10.4 %*
Less: Stock-Based Compensation	$(16)	$(18)	$(19)	$(21)	$(22)	$(22)	$(23)	$(24)	$(24)
Adj. EBITDA (post-SBC)	**$ 332**	**$ 339**	**$ 280**	**$ 283**	**$ 324**	**$ 354**	**$ 385**	**$ 417**	**$ 425**
% Margin	*9.2 %*	*9.2 %*	*7.8 %*	*7.8 %*	*8.6 %*	*9.0 %*	*9.4 %*	*9.8 %*	*9.8 %*
Less: Depreciation & Amortization	$(44)	$(43)	$(43)	$(47)	$(48)	$(51)	$(55)	$(58)	$(59)
Less: Other Expenses[1]	2	(12)	(31)	(1)	(1)	(1)	(1)	(1)	-
EBIT[2]	**$ 290**	**$ 284**	**$ 206**	**$ 235**	**$ 275**	**$ 302**	**$ 329**	**$ 358**	**$ 366**
% Margin	*8.1 %*	*7.7 %*	*5.8 %*	*6.5 %*	*7.3 %*	*7.7 %*	*8.0 %*	*8.4 %*	*8.4 %*
Less: Adjusted Tax Expense (37.5%)				$(88)	$(103)	$(113)	$(123)	$(134)	$(137)
Plus: Depreciaton & Amortization				47	48	51	55	58	59
Less: Capital Expenditures				(59)	(82)	(84)	(80)	(73)	(66)
Less: Increase in NWC				(19)	(18)	(16)	(14)	(17)	(6)
Plus: Other Non-Cash Items				1	1	1	1	1	-
Unlevered Free Cash Flow				**$ 116**	**$ 122**	**$ 141**	**$ 168**	**$ 193**	**$ 216**
% of EBITDA					*35.2 %*	*37.5 %*	*41.1 %*	*43.8 %*	*48.1 %*

Illustrative Terminal Value

Assumed Perpetuity Growth Rate	2.0 %
Illustrative WACC	9.0 %
Terminal FCF	$ 216
Terminal Value at Exit	$ 3,085
Implied Terminal Value LTM EBITDA Multiple	*7.3 x*
Present Value of Terminal Value	$ 2,139
Total DCF Value	**$ 2,718**
Terminal Value % of Total Value	*78.7 %*
(-) Net Financial Debt	$ 481
Equity Value	$ 2,237
Shares Outstanding (mm)	53.61
Illustrative Implied Equity Value per Share	**$ 41.73**

Source: Hero Management.

Note: Cash flows discounted to March 31, 2017 using mid-year convention for cash flows; valuation based on 2017E unlevered free cash flow remaining from March 31, 2017 until December 31, 2017. Share price based on diluted shares outstanding. Implied EBITDA multiples based on adjusted EBITDA (post-SBC).

(1) Includes loss on sale of FA.

(2) Does burden EBIT with stock-based compensation expense.

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Goldman Sachs | CENTERVIEW PARTNERS

--CONFIDENTIAL --Illustrative Discounted Cash Flow Implied Value Per Share of Hero Goldman Sachs Perspective Sensitivities ($ in millions, except for per share data) Enterprise Value Value per Share 1.5% 2.0% 2.5% 1.5% 2.0% 2.5% 8.0% 8.0% 9.0% 9.0% 10.0% 10.0 % Implied Exit LTM EBITDA Multiple(1) % of EV from Terminal Value 1.5% 2.0% 2.5% 1.5% 2.0% 2.5% 8.0% 8.0% 9.0% 9.0% 10.0% 10.0 % Source: Hero Management. Note:Cash flows discounted to March 31, 2017 using mid-year convention for cash flows; valuation based on 2017E unlevered free cash flow remaining from March 31, 2017 until December 31, 2017. Terminal value calculated as of 2021E. 7 (1) Calculated as terminal value at exit divided by terminal year adjusted EBITDA (post-SBC). 7.9 x 8.5 x 9.1 x 6.9 x 7.3 x 7.7 x 6.1 x 6.3 x 6.7 x WACC 80.3% 81.4% 82.6% 77.7% 78.7% 79.8% 75.1% 76.1% 77.1 % WACC Perpetuity Growth Rate Perpetuity Growth Rate $ 47.12 $ 50.31 $ 54.06 $ 39.46 $ 41.73 $ 44.35 $ 33.55 $ 35.21 $ 37.10 WACC $ 3,011 $ 3,187 $ 3,395 $ 2,595 $ 2,718 $ 2,860 $ 2,277 $ 2,366 $ 2,468 WACC Perpetuity Growth Rate Perpetuity Growth Rate

-- CONFIDENTIAL --

Illustrative Hero Discounted Cash Flow Analysis

Reflects Hero Management Case
Centerview Perspective

Hero Standalone Unlevered Free Cash Flows

	Fiscal Year Ending December 31,					
	2016A	2017E	2018E	2019E	2020E	2021E
Adjusted EBITDA	$299	$304	$346	$377	$408	$441
(Less): Stock-Based Compensation	(19)	(21)	(22)	(22)	(23)	(24)
Comparable EBITDA[1]	$280	$283	$324	$354	$385	$417
(Less): D&A	(43)	(47)	(48)	(51)	(55)	(58)
(Less): Loss on Sale of FA	(0)	(1)	(1)	(1)	(1)	(1)
Adjusted EBIT	$237	$235	$275	$302	$329	$358
(Less): Taxes		(88)	(103)	(113)	(123)	(134)
Plus: D&A		47	48	51	55	58
(Less): Δ in Net Working Capital		(19)	(18)	(16)	(14)	(17)
(Less): Capital Expenditures		(59)	(82)	(84)	(80)	(73)
Plus: Loss on Sale of FA		1	1	1	1	1
Unlevered Free Cash Flow		$116	$122	$141	$168	$193
YoY Growth			*5%*	*16%*	*19%*	*15%*

	Enterprise Value ($bn)			Implied LTM Exit Multiple			Value per Share ($)		
Discount Rate	Perpetuity Growth Rate			Perpetuity Growth Rate			Perpetuity Growth Rate		
	1.0%	2.0%	3.0%	1.0%	2.0%	3.0%	1.0%	2.0%	3.0%
9.50%	$2.4	$2.6	$3.0	6.8x	7.7x	9.0x	$35.24	$40.04	$46.28
10.00%	2.2	2.5	2.7	6.4x	7.3x	8.4x	32.69	36.90	42.27
10.50%	2.1	2.3	2.6	6.1x	6.9x	7.9x	30.42	34.12	38.79

Source: Hero Management, Wall Street research, and Factset as of May 22, 2017.
Note: Dollars in millions, unless otherwise noted. Assumes mid-year discounting convention. Balance sheet information as of May 22, 2016.
(1) Comparable EBITDA is calculated after deduction of stock-based compensation expense .

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Goldman Sachs CENTERVIEW PARTNERS

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Premia in All-Stock Control Transactions

Select all-stock transactions in U.S. over past 10 years in which, pro forma for the transaction, target shareholders owned <35% of acquiror[1]

Date Announced	Target	Acquiror	TEV	1-Day Premium	PF Target Ownership	Forward Growth[2] Revenue	Forward Growth[2] EBITDA
7/5/16	Thompson Creek Metals	Centerra Gold	$1.1	32%	8%	14%	32%
3/9/15	RTI International Metals	Alcoa	1.5	50%	7%	5%	10%
2/20/14	Emeritus Corp	Brookdale Senior Living	5.4	32%	27%	3%	4%
1/28/14	Texas Industries	Martin Marietta Materials	2.7	15%	31%	19%	37%
5/20/13	Warner Chilcott	Actavis	8.5	34%	23%	(6%)	(4%)
4/14/08	Northwest Airlines	Delta Air Lines	7.0	17%	31%	5%	(5%)
12/13/07	AMIS Holdings	ON Semiconductor	1.1	38%	26%	8%	43%
9/24/07	Metal Management	Sims Group	1.6	18%	30%	(1%)	7%
9/17/07	McLeodUSA	PAETEC Holding	1.3	11%	25%	(14%)[3]	(38%)[3]
3/18/07	InfraSource Services	Quanta Services	1.3	17%	25%	10%	18%
25th Percentile				***17%***	***24%***	***(0%)***	***(2%)***
Median				***25%***	***26%***	***5%***	***9%***
75th Percentile				***33%***	***29%***	***10%***	***29%***

Source: Public filings and press reports, ThomsonOne and Factset.
Note: Dollars in billions.
(1) Includes announced and completed all-stock transactions over $500mm since 2007 with a U.S. target in which the target shareholders owned <35% of the pro forma company. Excludes real estate, financial and energy transactions.
(2) Represents growth of two year forward revenue/EBITDA over one year forward revenue/EBITDA as of time of announcement, per consensus estimates, unless otherwise noted.
(3) Represents LTM YoY growth, forward estimates not available.

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Goldman Sachs | CENTERVIEW PARTNERS

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Public Trading Comparables

Specialty Retail | Department / Mass | Home Stores | eCommerce

Amid continuing retail struggles, peer estimates have generally declined, resulting in median NTM EBITDA declining (0.6x) and P/E multiples increasing +0.5x, since February

NTM EV / Comparable EBITDA


Δ Since Feb.
ULTA 16.4x (3.2x)
eBay 13.1x (0.4x)
RH 12.0x +4.5x
Tiffany & Co. 11.6x +0.6x
Overstock 11.2x (1.6x)
Ross 10.2x (1.2x)
TJX 10.0x (1.8x)
Queen 8.8x +1.0x
Hero Consensus 8.6x +0.2x
Wal-Mart 8.5x +0.5x
GNC 8.3x +1.1x
Ethan Allen 7.3x (1.1x)
Target 6.4x (0.3x)
Signet 6.2x (0.7x)
Williams-Sonoma 6.2x (0.3x)
Foot Locker 5.9x (1.3x)
Nordstrom 5.6x (0.4x)
Best Buy 5.6x (0.1x)
Fossil 5.2x (2.3x)
Dick's 4.9x (2.2x)
Kohl's 4.7x (0.4x)
Macy's 4.6x (1.4x)
Bed, Bath & Beyond 4.5x (0.8x)
Pier 1 Imports 4.2x (2.2x)
Dillard's 3.7x (0.9x)

Stats Ex - Hero

25th Percentile:	5.1x
Median:	6.3x
75th Percentile:	10.1x

NTM Comparable P/E


Δ Since Feb.
ULTA 34.3x +0.4x
RH 30.7x +14.1x
Tiffany & Co. 22.9x +2.3x
Ross 19.2x (1.8x)
TJX 18.9x (1.0x)
eBay 18.3x +0.8x
Wal-Mart 17.8x +2.4x
Ethan Allen 15.1x +0.3x
Nordstrom 14.1x (0.1x)
Best Buy 13.7x +0.9x
Williams-Sonoma 13.7x +0.7x
Hero Consensus 13.4x +0.7x
Target 13.2x +1.2x
Queen 13.1x +3.0x
Foot Locker 11.4x (1.8x)
Dillard's 11.2x +0.8x
Pier 1 Imports 10.9x (4.4x)
Dick's 10.8x (2.8x)
Kohl's 10.4x (0.2x)
Signet 8.3x (2.2x)
Bed, Bath & Beyond 8.2x (0.5x)
Macy's 7.4x (2.8x)
GNC 5.6x +1.2x
eBay nm nm
Foot Locker nm nm

25th Percentile:	10.8x
Median:	13.5x
75th Percentile:	18.2x

Source: Hero Management, company filings and FactSet as of May 22, 2017.
Note: Comparable EBITDA calculated after deduction of stock-based compensation expense from Adjusted EBITDA. Comparable EPS is calculated after deduction of stock-based compensation expense and before deduction of after-tax intangible amortization from EPS.

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-- CONFIDENTIAL --

Select Transaction Multiples

- Specialty Retail
- Home Stores
- Department / Mass

Date	Target	Acquiror	TEV	EV / LTM EBITDA
Feb-14	Zale Corporation	Signet Jewelers	$1,174	15.6x
May-12	Cost Plus	Bed Bath & Beyond	682	12.7x
Feb-13	Office Max	Office Depot	1,789	12.2x
Feb-16	Rona	Lowe's	2,285	12.1x
Oct-16	Cabela's	Bass Pro Shop	5,649	11.8x
May-17	Kate Spade	Coach	2,408	10.4x
May-12	Charming Shoppes	Ascena Retail Group	830	9.9x
Jul-13	Saks	Hudson's Bay	2,614	9.8x
Sep-13	Neiman Marcus	CPP / Ares	6,000	9.4x
Nov-15	Petco	CVC, CPP	4,600	9.4x
Dec-14	PetSmart	BC Partners; GIC, Others	8,722	9.1x
Dec-13	Nine West	Sycamore Partners	2,131	8.6x
May-15	ANN Inc.	Ascena Retail Group	2,072	8.6x
Dec-10	Jo-Ann Stores	Leonard Green & Partners, L.P	1,529	7.3x
Nov-12	Oriental Trading Co	Berkshire Hathaway	500	7.1x
Nov-12	The Brick	Leon's Furniture	784	7.1x
Aug-15	Belk	Sycamore	2,867	6.9x
Sep-14	Bluestem Brands	Capmark Financial Group	565	6.3x

25th Percentile	**7.6x**
Median	**9.4x**
75th Percentile	**11.5x**

Source: Company filings, Wall Street research.
Note: Based on select retail transactions with TEV above $0.5bn since 1/1/2010. Excludes transactions where public information to calculate EV / LTM EBITDA is unavailable: Perry Corp / Barney's New York, AEA Investors / At Home Group, Avon / Silpada Designs, Bain Capital / Bob's Discount Furniture, Berkshire Hathaway / Oriental Trading Co., Wal-Mart / Jet.com, Hudson's Bay / Gilt Groupe, Investor Group / eBay Enterprise , Ahold / Bol.com, Naspers Limited / Markafoni, Amazon.com / Quidsj, Rakuten / Price Minister.

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-- CONFIDENTIAL --

Queen Standalone Street Financials

	Historical			Street Projections					CAGR	
	2014A	2015A	2016A	2017E	2018E	2019E	2020E	2021E	'14-16A	'16-21E
Revenue	**$10,028**	**$9,169**	**$10,219**	**$10,299**	**$10,666**	**$11,119**	**$11,545**	**$12,065**	**0.9%**	**3.4%**
YoY Growth		(8.6%)	11.5%	0.8%	3.6%	4.2%	3.8%	4.5%		
Gross Profit	**$3,650**	**$3,322**	**$3,577**	**$3,459**	**$3,591**	**$3,665**	**$3,817**	**$3,981**	(1.0%)	2.2%
% Margin	*36.4%*	*36.2%*	*35.0%*	*33.6%*	*33.7%*	*33.0%*	*33.1%*	*33.0%*		
(Less): Operating Expenses	($1,711)	($1,435)	($1,641)	($1,521)	($1,555)	($1,507)	($1,532)	($1,568)		
% of Revenue	*17.1%*	*15.7%*	*16.1%*	*14.8%*	*14.6%*	*13.6%*	*13.3%*	*13.0%*		
Adjusted EBITDA[(1)]	**$1,939**	**$1,887**	**$1,936**	**$1,938**	**$2,035**	**$2,158**	**$2,284**	**$2,413**	**(0.1%)**	**4.5%**
% Margin	*19.3%*	*20.6%*	*18.9%*	*18.8%*	*19.1%*	*19.4%*	*19.8%*	*20.0%*		
(Less): Stock-Based Comp.	(83)	(60)	(75)	(67)	(69)	(72)	(75)	(78)		
(Less): D&A	(587)	(657)	(850)	(694)	(434)	(311)	(258)	(222)		
(Less): Other	(7)	–	–	–	–	–	–	–		
Reported EBIT	**$1,262**	**$1,170**	**$1,011**	**$1,176**	**$1,532**	**$1,775**	**$1,951**	**$2,113**	**(10.5%)**	**15.9%**
Plus: Equity Earnings / Other	(14)	91	86	49	57	64	70	77		
(Less): Net Interest Expense	(312)	(283)	(289)	(284)	(291)	(290)	(284)	(273)		
Pre-Tax Income	$936	$978	$808	$940	$1,298	$1,549	$1,737	$1,916		
(Less): Taxes	(306)	(304)	(297)	(329)	(454)	(542)	(608)	(671)		
Net Income	$630	$674	$511	$611	$844	$1,007	$1,129	$1,245		
(Less): NCI & Other	(54)	(34)	(38)	(35)	(48)	(57)	(64)	(71)		
Net Income to Queen	**$576**	**$640**	**$473**	**$576**	**$796**	**$949**	**$1,065**	**$1,174**		
Plus: Adjustments	219	238	339	254	114	79	41	12		
Adjusted Net Income to Queen	**$795**	**$878**	**$812**	**$830**	**$910**	**$1,029**	**$1,105**	**$1,187**	1.1%	7.9%
Adjusted Diluted EPS	**$1.62**	**$1.83**	**$1.69**	**$1.86**	**$2.19**	**$2.63**	**$2.99**	**$3.38**	**2.2%**	**14.9%**
YoY Growth		13.0%	(7.5%)	10.4%	17.4%	20.3%	13.7%	13.0%		
Memo:										
Comparable EBITDA[(2)]	$1,856	$1,827	$1,861	$1,871	$1,966	$2,086	$2,209	$2,335	0.1%	4.6%

Source: Wall Street research and Factset as of May 22, 2017.
(1) Adjusted EBITDA is before deduction of stock based compensation expense.
(2) Comparable EBITDA is after deduction of stock-based compensation expense.

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-- CONFIDENTIAL --

GCI Lion Transaction Summary

On April 4, 2017 Lion Interactive announced an agreement for Lion Ventures Group to acquire GCI and split-off combined company *("GCI Lion")* from Lion Interactive/Queen

- Lion Interactive acquires GCI in a $2.68bn enterprise value transaction
- Transaction structured so that Lion Interactive contributes assets to a new entity, GCI Lion, in exchange for ~77% ownership (84% voting)
  - GCI shareholders receives $32.50 / share ($27.50 / share of common GCI Lion stock and $5.00 / share of new voting preferred stock)
- Reattribute exchangeable bonds, ILG shares, portfolio of Green Energy Investments and cash to Queen Group pre-closing
- Lion Interactive will pursue tax-free separation of its stake in GCI Lion by redeeming Ventures Group tracking stock for GCI Lion shares
- Remaining Lion Interactive Entity will be renamed Queen
- GCI Lion (GLIB) and Queen Group will trade as separate asset based stocks


LIBERTY INTERACTIVE CORPORATION
Pre-Transaction
QVC GROUP
(Tracking Stock)
LIBERTY VENTURES
(Tracking Stock)
HSN
zulily
ILG
Green Energy Investments
Exchangeable Bonds
Charter Comm.
Lion Broadband
LendingTree
FTD
evite
Giggle
Other Private Assets
Post-Transaction
Reattributed along with ~$329mm of cash
Queen Group
(Asset Backed Stock)
GCI Lion
(Asset Backed Stock)
Green Energy Investments
ilg
Exchange-able Bonds
GCI
Charter Communications
Lion Broadband
LendingTree
FTD
evite
Giggle

Source: Public filings and presentations.

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-- CONFIDENTIAL --

Overview of Assets / Liabilities Reattributed to Queen

		Stated Value	Overview / Description
Assets	Cash	$329mm	▪ Final cash amount to be determined at close based on valuations and results of exchange offer for 1.75% Charter Exchangeable notes
	Interval Leisure Group	$260mm (After-Tax)	▪ ~$2.5bn publicly-traded, NASDAQ-listed provider of membership and leisure services to the vacation industry ▪ Former subsidiary of IAC founded in 1976 ▪ Lion Interactive holding represents ~12.8% of shares
	Green Energy Investments	$138mm	▪ Certain alternative energy investments held by Ventures Group ▪ Generally operate at a loss but provide some favorable tax attributes ▪ Lion Interactive recorded a ~$98mm impairment related to these investments in 2015
	Tax Benefits (Stock Options)	$23mm	▪ Relate to prior spin-offs, but further detail not provided
Total		**$750mm**	
Liabilities	Exchangeable Debentures and Related Net Tax Attributes	$750mm	▪ Reflects Sprint/CTL 4% notes due 2029, Sprint/CTL 3.75% notes due 2030, and MSI 3.5% notes due 2031 ▪ Debt securities with exchangeability into an underlying basket of securities (or cash equal to fair market value) ▪ Allow for tax deductions in excess of cash coupon under contingent payment debt instrument (CPDI) rules

Source: Public filings and presentations.
Note: Dollars in millions.

14

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